EXHIBIT 99.1

Bion Gives Update; Announces Shareholder Call

October 1, 2024. Billings, Montana. Bion Environmental Technologies, Inc. (OTC QB: BNET), a leader in advanced livestock/organic waste treatment technology and sustainable livestock production, gave a short update and announced a shareholder call with management, set for October 9, 2024.

Shareholder Call:	7:00PM ET, October 9, 2024
Zoom Link (will also be on Bion’s website on the day of the call, along with dial-in instructions):

https://us06web.zoom.us/j/87240760876?pwd=bbmzcWoOxKOn5SOKvUuC1fNzkSk5IG.1

Bion is finalizing testing and data runs at our Ammonia Recovery System (ARS) demonstration facility at Fair Oaks, Indiana. Final economic optimization is being completed, we are acquiring data for a third-party engineering report, and we are preparing for final design of the full commercial scale ARS for the Stovall-Bion JV. We anticipate completion of this phase in this quarter.

The Company has received funding from the loan group previously announced (and disclosed in our recently filed Form 10-K for the fiscal year ended June 30, 2024), although a formal agreement has not been ratified at this time, due to some technical issues related to Bion’s patents. Those issues have been resolved and we expect to have a formal agreement by mid-next week. Details of the secured convertible note will be announced in a Form 8-K, to be filed at that time, but have already been agreed to in principle by Bion’s Board of Directors.

We are in the pre-development phase of the Stovall-Bion project. With the Shepherd, Montana, location known, we are now working to put critical strategic partnerships in place and conducting infrastructure planning, soliciting bids/proposals, etc. Our goal is to begin construction by December 31, 2024.

Craig Scott, Bion’s interim CEO, stated, “Our 10-K/Annual Report reads like you’d expect, considering the delays, management setbacks, and financial challenges we’ve faced over the last two years. To deal with these issues, in the last few months we have regrouped and installed a new core leadership team that is very optimistic about our opportunities and has a strong vested interest in our success.

Despite the challenges we face, there is a very bright spot among them: the ARS technology’s performance at Fair Oaks has exceeded our expectations. Further, with the January patent that extended our patent coverage into the industrial and municipal wastewater sectors, we believe our opportunities are significantly greater than before, with both the Stovall-Bion beef project, as well as the potential for standalone ARS systems to provide ammonia control solutions for biogas producers.”

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Bion Environmental Technologies’ patented Ammonia Recovery System produces organic and low-carbon nitrogen fertilizer products and clean water from animal manure waste and other organic waste streams. It supports the Gen3Tech system that will minimize environmental impacts from CAFO/ livestock waste, generate Renewable Natural Gas, improve resource and production efficiencies, and produce the ‘cleanest’, most eco-friendly finished beef in the marketplace. Bion is focused on developing state-of-the-art indoor cattle feeding operations and providing solutions in the fast-growing clean fuels industry. See Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘believe’, ‘anticipate’, and similar expressions identify certain forward-looking statements. It should be noted it is difficult to accurately predict the startup and optimization of a first-of-its-kind advanced waste treatment technology platform. The timelines discussed are estimates only. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Interim CEO

(406) 281-8178 direct